Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of July 8, 2010

between

TEACHER RETIREMENT SYSTEM OF TEXAS

and

GENERAL GROWTH PROPERTIES, INC.

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A:	Form of REIT Opinion

INDEX OF DEFINED TERMS

Defined Term	Page

Affiliate	34
Agreement	1
Approval Motion	22
Approval Order	22
Bankruptcy Cases	1
Bankruptcy Code	1
Bankruptcy Court	1
Brazilian Entities	34
Broker	13
Brookfield Agreement	1
Brookfield Investor	1
Business Day	34
Capital Raising Activities	34
Cash Equivalents	34
Chapter 11	1
Closing	3
Closing Date	3
Closing Restraint	32
Code	11
Common Stock	1
Company	1
Company Benefit Plan	34
Company Disclosure Letter	4
Company Ground Lease Property	15
Company Mortgage Loan	16
Company Option Plans	5
Company Properties	13
Company Property	13
Company Property Lease	15
Company Rights Offering	3
Company SEC Reports	8
Confirmation Order	27
Contract	35
Debt	35
Debtors	1
Designation Conditions	2
DIP Loan	35
Disclosure Statement	35
Effective Date	3
Encumbrances	13
Environmental Laws	10
Equity Exchange	1
Equity Securities	6

v

ERISA	35
ERISA Affiliate	11
Exchange Act	35
Excluded Non-US Plans	12
Expense Reimbursement	33
Fairholme	35
Fairholme Agreement	35
Foreign Plan	12
GAAP	35
GGO	2
GGP	1
Governmental Entity	35
Hazardous Materials	11
Identified Assets	35
Initial Investors	35
Investment Agreements	36
Joint Venture	36
Knowledge	36
Law	36
Material Adverse Effect	36
Material Contract	37
Material Lease	16
Measurement Date	5
New Common Stock	1
Non-Controlling Properties	37
NYSE	22
PBGC	11
Per Share Purchase Price	2
Permitted Replacement Shares	37
Permitted Title Exceptions	14
Pershing	37
Pershing Agreement	37
Person	38
Plan	1
Plan Summary Term Sheet	1
Proportionally Consolidated Debt	38
Proportionally Consolidated Unrestricted Cash	38
Purchase Price	2
Purchaser	1
REIT	18
REIT Subsidiary	18
Reorganized Company	1
Repurchase Notice	4
Reserved Shares	4
Rights Offering Election	3
Rule 144	25

SEC	8
Securities Act	8
Share Equivalent	38
Shares	2
Significant Subsidiaries	38
Subsidiary	38
Tax Protection Agreements	39
Tax Return	18
Taxes	18
Termination Date	39
Termination Payment	33
Transactions	39
Unrestricted Cash	39
Warrant Agreement	39

STOCK PURCHASE AGREEMENT, dated as of July 8, 2010 (this “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and Teacher Retirement System of Texas, a public pension plan and entity of the State of Texas (together with its permitted assigns, “Purchaser”).

RECITALS

WHEREAS, GGP is a debtor in possession in that certain bankruptcy case under chapter 11 (“Chapter 11”) of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) filed on April 16, 2009 in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 09-11977 (ALG).

WHEREAS, Purchaser desires to assist GGP in its plans to recapitalize and emerge from bankruptcy and has agreed to participate in the implementation of a joint chapter 11 plan of reorganization based on the Plan Summary Term Sheet (as defined below) (together with all documents and agreements that form part of such plan or related plan supplement or are related thereto, and as it may be amended, modified or supplemented from time to time, in each case, to the extent it relates to the implementation and effectuation of the Plan Summary Term Sheet and this Agreement, the “Plan”) of GGP and its Subsidiaries and Affiliates who are debtors and debtors-in-possession (the “Debtors”) in the chapter 11 cases pending and jointly administered in the Bankruptcy Court (the “Bankruptcy Cases”).

WHEREAS, principal elements of the Plan (including a table setting forth the proposed treatment of allowed claims and equity interests in the Bankruptcy Cases) are set forth on the Plan Summary Term Sheet (the “Plan Summary Term Sheet”) that is an exhibit to that certain Cornerstone Investment Agreement, dated as of March 31, 2010, as amended (the “Brookfield Agreement”), by and between GGP and REP Investments LLC (the “Brookfield Investor”).

WHEREAS, the Plan will provide, among other things, that (i) each holder of common stock, par value $0.01 per share, of GGP (the “Common Stock”) shall receive, in exchange for each share of Common Stock held by such holder, one share (subject to adjustment) of new common stock (the “New Common Stock”) of a new company that succeeds to GGP in the manner contemplated by the Brookfield Agreement upon consummation of the Plan (the “Reorganized Company”) and (ii) any Equity Securities (other than Common Stock) of the Company (as defined below) or any of its Subsidiaries (as defined below) outstanding immediately after the Effective Date that were previously convertible into, or exercisable or exchangeable for, Common Stock shall thereafter be convertible into, or exercisable or exchangeable for, New Common Stock (based upon the number of shares of Common Stock underlying such Equity Securities) (the transactions contemplated by clauses (i) and (ii) of this recital being referred to herein as the “Equity Exchange”).  For purposes of this Agreement, the “Company” shall be deemed to refer, prior to consummation of the Plan, to GGP and, on and after consummation of the Plan, to the Reorganized Company, as the context requires.

WHEREAS, Purchaser desires to make an investment in the Reorganized Company on the terms and subject to the conditions described herein in the form of the purchase of shares of New Common Stock as contemplated hereby.

WHEREAS, in addition to the Equity Exchange and the sale of the Shares (as defined below), the Plan will provide for the incorporation by the Company of a new subsidiary, General Growth Opportunities, Inc. (“GGO”), the contribution of certain assets (and/or equity interests related thereto) of the Company to GGO and the assumption by GGO of the liabilities associated with such assets, and the distribution to the shareholders of the Company of capital stock of GGO, in each case, as contemplated by the Brookfield Agreement (subject to adjustment as contemplated by the Brookfield Agreement).

WHEREAS, the Company has requested that Purchaser commit to purchase the Shares at a fixed price.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE OF NEW COMMON STOCK; CLOSING

SECTION 1.1  Purchase of New Common Stock.

(a)           On the terms and subject to the conditions set forth herein, at the Closing (as defined below), Purchaser shall purchase from the Company, and the Company shall sell to Purchaser, Forty-Eight Million Seven Hundred Eighty Thousand Four Hundred Eighty-Eight (48,780,488) shares of New Common Stock (the “Shares”) for a price per share equal to $10.25 (the “Per Share Purchase Price”) (in the aggregate, Five Hundred Million Dollars ($500,000,000) (the “Purchase Price”)).  On the terms and subject to the conditions set forth herein, at the Closing Purchaser shall cause the Purchase Price to be paid by wire transfer of immediately available U.S. Dollar funds to such account or accounts as the Company shall have designated in writing prior to the Closing.

(b)           All Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable Law.

(c)           Purchaser, in its sole discretion, may assign its rights to receive the Shares hereunder or designate that some or all of the Shares be issued in the name of, and delivered to, an Affiliate of Purchaser, subject to (i) such action not causing any delay in the obtaining of, or significantly increasing the risk of not obtaining, any material authorizations, consents, orders, declarations or approvals necessary to consummate the transactions contemplated by this Agreement or otherwise delaying the consummation of such transactions, (ii) such Person shall be an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) and shall have agreed in writing with and for the benefit of the Company to be bound by the terms of this Agreement applicable to Purchaser set forth in Section 5.4, including the delivery of the letter certifying compliance with the representations and covenants set forth on Exhibit A to the extent applicable to such assignee or designee and (iii) such initial Purchaser not being relieved of any of its obligations under this Agreement ((i), (ii) and (iii) collectively, the “Designation Conditions”).  Notwithstanding anything to the contrary in this Agreement,

Purchaser may not assign its rights to receive or designate Shares to any Person if such assignment or designation would cause a failure of the closing condition in Section 7.1(u) of the Brookfield Agreement.

SECTION 1.2  Closing.  Subject to the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in ARTICLE VI and ARTICLE VII, the closing of the purchase of the Shares by Purchaser pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on the effective date of the Plan (the “Effective Date”), at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, or such other date, time or location as agreed by the parties.  The date of the Closing is referred to as the “Closing Date”.

SECTION 1.3  Company Rights Offering Election.  The Company may at any time prior to the date of filing of the Disclosure Statement, upon written notice to Purchaser in accordance with the terms hereof (the “Rights Offering Election”), irrevocably elect to convert the obligation of Purchaser to purchase the Shares as contemplated by Section 1.1 hereof into an obligation of Purchaser to participate in a rights offering by the Company pursuant to which shareholders and/or creditors of the Company are offered rights to subscribe for shares of New Common Stock (a “Company Rights Offering”), subject to the execution and delivery of definitive documentation therefor and the satisfaction of the conditions described therein and other customary conditions for a public rights offering.  To the extent the Company makes a Rights Offering Election, (i) Purchaser shall be entitled to a minimum allocation of shares of New Common Stock in the Company Rights Offering equal to the number of shares Purchaser would otherwise be required to purchase pursuant to Section 1.1 hereof had no such election been made, (ii) the purchase price per share payable by Purchaser shall be equal to the Per Share Purchase Price and Purchaser shall not be otherwise adversely affected as compared to the transactions contemplated hereby, (iii) the Company Rights Offering shall be effected in a manner substantially consistent with the procedures contemplated by the Brookfield Agreement; provided, that the Company Rights Offering shall be completed by the Effective Date, and (iv) if the Company elects to have a Company Rights Offering, the Company and Purchaser shall cooperate in good faith to develop and agree upon documentation that is reasonably acceptable to both the Company and Purchaser governing the further terms and conditions of the Company Rights Offering to the extent it effects the Purchaser.

SECTION 1.4  Company Election to Replace Certain Shares; Company Election to Reserve and Repurchase Certain Shares.

(a)           In the event that the Company has sold, or has binding commitments to sell on or prior to the Effective Date, Permitted Replacement Shares, the Company may elect by written notice to reduce the number of Shares purchased by Purchaser pursuant to Section 1.1(a) by such number as the Company may determine in its discretion; provided, that the number of Shares purchased by Purchaser pursuant to Section 1.1(a) shall not be less than 24,390,244.  No election by the Company under this Section 1.4(a) shall be effective unless received by Purchaser at least five (5) Business Days prior to Closing.  Any election by the Company under this Section 1.4(a) shall be binding and irrevocable.

(b)           The Company may elect by written notice to Purchaser at least five (5) Business Days prior to Closing to specify a number of Shares to be purchased by Purchaser at Closing as Shares to be subject to repurchase after Closing pursuant to this Section 1.4(b) (the “Reserved Shares”); provided, that the excess of Shares purchased by Purchaser pursuant to Section 1.1(a) (after taking into account any reduction pursuant to Section 1.4(a)) minus the Reserved Shares shall not be less than 24,390,244.  If the Company elects to designate any Reserved Shares, the Company shall thereafter have the right to elect by written notice to Purchaser (the “Repurchase Notice”) on or prior to the 45th day after the Effective Date (or, if not a Business Day, the next Business Day) to repurchase (with proceeds from the sale of Permitted Replacement Shares) from Purchaser a number of Shares up to the number of Reserved Shares.  The purchase price for any repurchased Reserved Shares shall be $10.25 per Share, payable in cash in immediately available funds against delivery of the repurchased Reserved Shares on a settlement date determined by the Company and Purchaser and not later than the date that is 45 days after the Effective Date. Any Repurchase Notice under this Section 1.4(b) shall, when taken together with this Agreement, constitute a binding offer and acceptance and be irrevocable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser, as set forth below, except (i) as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (but not in documents filed as exhibits thereto or documents incorporated by reference therein) filed with the SEC on March 1, 2010, as amended by the Forms 10-K/A filed by the Company with the SEC on March 2, 2010 and April 30, 2010 (other than in any “risk factor” disclosure or any other forward-looking disclosures contained in such reports under the headings “Risk Factors” or “Cautionary Note” or any similar sections), or the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (but not in documents filed as exhibits thereto or documents incorporated by reference therein) filed with the SEC on May 12, 2010 (other than in any “risk factor” disclosure or any other forward-looking disclosures contained in such reports under the headings “Risk Factors” or “Cautionary Note” or any similar sections) or (ii) as set forth in the disclosure schedule delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Letter”); provided, however, that the representations and warranties contained in Section 2.14, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Section 2.20, Section 2.21, and Section 2.22 are made as of March 31, 2010 (except to the extent otherwise provided therein as of a specified earlier date, in which case, as of such specified earlier date):

SECTION 2.1  Organization and Qualification.  The Company and each of its direct and indirect Significant Subsidiaries is duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the Laws of their respective jurisdictions of organization, with the requisite power and authority to own, operate or manage its properties and conduct its business as currently conducted, subject, as applicable, to the restrictions that result from any such entity’s status as a debtor-in-possession under Chapter 11, except to the extent the failure of such Significant Subsidiary to be in good standing (to the extent the concept of good standing is applicable in its jurisdiction of organization) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The

Company and each of its Significant Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it owns, manages, operates or leases properties or conducts business so as to require such qualification, except to the extent the failure to be so qualified or, where applicable, be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 2.2  Corporate Power and Authority.

(a)           Subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, the Company has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder (except with respect to the provisions of the Approval Order).  The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(b)           Subject to the entry of the Approval Order, the Company has the requisite power and authority to perform its obligations pursuant to the provisions of the Approval Order.

SECTION 2.3  Execution and Delivery; Enforceability.

(a)           This Agreement has been duly and validly executed and delivered by the Company, and subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) (except with respect to the provisions of the Approval Order).

(b)           Subject to the entry of the Approval Order, the provisions of this Agreement relating to the provisions of the Approval Order shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

SECTION 2.4  Authorized Capital Stock.  As of the date of this Agreement, the authorized capital stock of the Company consists of 875,000,000 shares of Common Stock and of 5,000,000 shares of preferred stock.  The issued and outstanding capital stock of the Company and the shares of Common Stock available for grant pursuant to the Company’s 1993 Stock Incentive Plan, 1998 Stock Incentive Plan and  2003 Stock Incentive Plan (collectively, the “Company Option Plans”) or otherwise as of March 26, 2010 (the “Measurement Date”) is set forth on Section 2.4 of the Company Disclosure Letter.  From the Measurement Date to the date of this Agreement, other than in connection with the Investment Agreements or in connection with the issuance of shares of Common Stock pursuant to the exercise of options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Equity Securities (as defined below).

Except as set forth on Section 2.4 of the Company Disclosure Letter, on the Measurement Date, there was not outstanding, and there was not reserved for issuance, any (i) share of capital stock or other voting securities of the Company or its Significant Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or its Significant Subsidiaries; (iii) option or other right to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or  exercisable or exchangeable for shares of capital stock or voting securities of the Company or its Significant Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Significant Subsidiaries or other similar right, in each case to which the Company or a Significant Subsidiary is a party (the items in clauses (i) through (iv) collectively, “Equity Securities”).  Other than as set forth on Section 2.4 of the Company Disclosure Letter or as contemplated by this Agreement or the Investment Agreements, or pursuant to Contracts entered into by the Company after the date hereof and prior to the Closing that are otherwise not inconsistent with Purchaser’s rights hereunder and with respect to the transactions contemplated hereby, and do not confer on any other Person rights that are superior to those received by Purchaser hereunder or pursuant to the transactions contemplated hereby other than rights and terms that are customarily granted to holders of any such Equity Securities so issued and not customarily granted in transactions such as the transactions contemplated hereby, there is no outstanding obligation of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Security.  Section 2.4 of the Company Disclosure Letter sets forth a complete and accurate list of the outstanding Equity Securities of the Company as of the Measurement Date, including the applicable conversion rates and exercise prices (or, in the case of options to acquire Common Stock, the weighted average exercise price) relating to the conversion or exercise of such Equity Securities into or for Common Stock.

SECTION 2.5  Issuance.  Subject to the authorization of the Bankruptcy Court, which shall be contained in entry of the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order and assuming the accuracy of the representations of Purchaser set forth on Exhibit A hereto, the issuance of the Shares has been duly and validly authorized.  When the Shares are issued and delivered in accordance with the terms of this Agreement against payment therefor, the Shares shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement and applicable state and federal securities Laws.

SECTION 2.6  No Conflict.

(a)           Subject to (i) the receipt of the consents set forth on Section 2.6 of the Company Disclosure Letter, (ii) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the Confirmation Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order and (iii) any provisions of the Bankruptcy Code that override, eliminate or abrogate such consents or as may be ordered by the Bankruptcy Court, the execution and delivery (or, with respect to the Plan, the filing) by the Company of this Agreement and the Plan, the performance by the Company of its respective obligations under this Agreement and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which any of their material assets are subject or encumbered, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (except with respect to the provisions of the Approval Order).

(b)           Subject to the entry of the Approval Order, the performance by the Company of its respective obligations under the Approval Order and compliance by the Company with all of the provisions thereof (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 2.7  Consents and Approvals.

(a)           No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for (i) the issuance, sale and delivery of Shares and (ii) the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (A) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the relevant Court Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, as applicable (except with respect to the provisions of the Approval Order), (B) filings required under, and compliance with, the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for the performance of and compliance by the Company with all of the provisions of the Approval Order except (A) the entry of the Approval Order, (B) filings required under, and compliance with, the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.8  Company Reports.

(a)           The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the United States Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act since December 31, 2007 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”).  No Subsidiary of the Company is required to file with the SEC any such forms, reports, schedules, statements or other documents pursuant to Section 13 or 15 of the Exchange Act.  As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and  (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15a-15(f) under the Exchange Act) that provides reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(c)           The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to the Company is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d)           Since December 31, 2008, the Company has not received any oral or written notification of a “material weakness” in the Company’s internal controls over financial reporting.  The term “material weakness” shall have the meaning assigned to it in the Statements of Auditing Standards 112 and 115, as in effect on the date hereof.

(e)           Except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the audited consolidated financial statements and the unaudited consolidated interim financial statements (including any related notes) included in the Company SEC Reports fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein (subject, in the case of financial statements for quarterly periods, to normal year-end adjustments) and were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

SECTION 2.9  No Undisclosed Liabilities.  None of the Company or its Subsidiaries has any material liabilities (whether absolute, accrued, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities (i) reflected or reserved against or provided for in the Company’s consolidated balance sheet as of December 31, 2009 or disclosed in the notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (iii) for fees and expenses incurred in connection with the Bankruptcy Cases, which have been estimated and included in the Admin/Priority Claims identified in the Plan Summary Term Sheet; provided, however, that such amount is an estimate and actual results may be higher or lower, (iv) incurred in the ordinary course of performing this Agreement or the Investment Agreements and certain other asset sales, transfers and other actions permitted under this Agreement or the Investment Agreements and (v) other liabilities at Closing as contemplated by the Plan Summary Term Sheet.

SECTION 2.10  No Material Adverse Effect.  Since December 31, 2009, there has not occurred any event, fact or circumstance that has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

SECTION 2.11  No Violation or Default: Licenses and Permits.  The Company and its Subsidiaries (a) are in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, and (b) has not received written notice of any alleged material violation of any of the foregoing except, in the case of  each of clauses (a) and (b) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or as may be the result of the Company’s or any of its Subsidiaries’ Chapter 11 filing or status as a debtor-in-possession under Chapter 11.  Subject to the restrictions that result from the Company’s or any of its Subsidiaries’ status as a debtor-in-possession under Chapter 11 (including that in certain instances the Company’s or such Subsidiary’s conduct of its business requires Bankruptcy Court approval), each of the Company and its Subsidiaries holds all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 2.12  Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

SECTION 2.13  Investment Company Act.  The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 2.14  Compliance With Environmental Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries are and have been in compliance with and each of the Company Properties are and have been maintained in compliance with, any and all applicable federal, state, local and foreign Laws relating to the protection of the environment or natural resources, human health and safety as such relates to the environment, or the presence, handling, or release of Hazardous Materials (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required under Environmental Laws to conduct operations as presently conducted, and no action is pending or, to the Knowledge of the Company, threatened that seeks to repeal, modify, amend, revoke, limit, deny renewal of, or otherwise appeal or challenge any such permits, licenses or other approvals, (ii) none of the Company or its Subsidiaries have received any written notice of, and none of the Company Properties have been the subject of any written notice received by the

Company or any of its Subsidiaries of, any actual or potential liability or violation for the presence, exposure to, investigation, remediation, arrangement for disposal, or release of any material classified, characterized or regulated as hazardous, toxic, pollutants, or contaminants under Environmental Laws, including petroleum products or byproducts, radioactive materials, asbestos-containing materials, radon, lead-containing materials, polychlorinated biphenyls, mold, and hazardous building materials (collectively, “Hazardous Materials”), (iii) none of the Company and its Subsidiaries are a party to or the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws with respect to their past or present facilities or their respective operations, (iv) none of the Company and its Subsidiaries have released Hazardous Materials on any real property in a manner that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates, (v) none of the Company Properties is the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws, and (vi) to the Knowledge of the Company, there has been no release of Hazardous Materials on, from, under, or at any of the Company Properties that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates.

SECTION 2.15  Company Benefit Plans.

(a)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Benefit Plan is in compliance in design and operation in all material respects with all applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and its related trust’s exempt status under Section 501(a) of the Code and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:  (A) no Company Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Benefit Plan has been submitted; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred (other than in connection with the Bankruptcy Cases); (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any entity that is required to be aggregated with the Company pursuant to Section 414 of the Code (an “ERISA Affiliate”); (D) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (E) no

Company Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(c)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors employed, or otherwise engaged, outside the United States (each a “Foreign Plan”), excluding any Foreign Plans that are statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Significant Subsidiaries (“Excluded Non-US Plans”): (A) (1) all employer and employee contributions required by Law or by the terms of the Foreign Plan have been made, and all liabilities of the Company and its Significant Subsidiaries have been satisfied, or, in each case accrued, by the Company and its Significant Subsidiaries in accordance with generally accepted accounting principles, and (2) the Company and its Significant Subsidiaries are in compliance with all requirements of applicable Law and the terms of such Foreign Plan; (B) as of the Effective Date, the fair market value of the assets of each funded Foreign Plan, or the book reserve established for each Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations as of the Effective Date in accordance with applicable generally accepted accounting principles; and (C) the Foreign Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities.

SECTION 2.16  Labor and Employment Matters.  (i) Neither the Company nor any of its Significant Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor are any employees of the Company or any of its Significant Subsidiaries represented by a works council or a labor organization (other than any industry-wide or statutorily mandated agreement in non-U.S. jurisdictions); (ii) to the Knowledge of the Company, as of March 31, 2010, there are no activities or proceedings by any labor union or labor organization to organize any employees of the Company or any of its Significant Subsidiaries or to compel the Company or any of its Significant Subsidiaries to bargain with any labor union or labor organization; and (iii), except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened material labor strike, lock-out, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, or similar form of organized labor disruption.

SECTION 2.17  Insurance.  The Company maintains for itself and its Subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries.

SECTION 2.18  No Unlawful Payments.  No action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries or Affiliates, or any of their respective directors, officers, or employees resulting from any (a) use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, including without limitation to any Texas State official or member of the Texas legislature, (b) direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violations of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable local anti-bribery or anti-corruption Laws in any relevant jurisdictions or (d) other unlawful payment, except in any such case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No unlawful payment has been made to any Person by, or on behalf of the Company, in connection with the Purchaser’s investigation, negotiation or entering into this Agreement or purchase of the Shares.

SECTION 2.19  No Broker’s Fees.  Other than pursuant to agreements (including amendments thereto) by and between the Company and each of UBS Securities LLC and Miller Buckfire & Co., LLC (each, a “Broker” ), or otherwise disclosed to Purchaser prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for an investment banking fee, finder’s fee or like payment in respect of the sale of the Shares contemplated by this Agreement.  None of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee, investment banking fee or like payment in connection with the transactions contemplated by this Agreement.  Each Broker is registered with either the SEC or the Financial Industry Regulatory Authority.

SECTION 2.20  Real and Personal Property.

(a)           Section 2.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of each material real property asset owned or leased (as lessee), directly or indirectly, in whole or in part, by the Company and/or any of its Subsidiaries (other than Identified Assets) (each such property that is not a Non-Controlling Property and has a fair market value (in the reasonable determination of the Company) in excess of $10,000,000 is individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  All Company Properties, Non-Controlling Properties and the Identified Assets are reflected in accordance with the applicable rules and regulations of the SEC in the Annual Report in Form 10-K as of, and for the year ended, December 31, 2009.

(b)           Except (i) for such breach of this Section 2.20(b) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries or (ii) as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns good and valid fee simple title or valid and enforceable leasehold interests (except with respect to the Company’s right to reject any such ground lease as part of a Bankruptcy plan of reorganization for the remaining Debtor entities and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity)), as applicable, to each of the Company Properties, in each case, free and clear of liens, mortgages or deeds of trust, claims against title, charges that are liens or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following (collectively, the “Permitted Title Exceptions”): (i) Encumbrances relating to the DIP Loan and to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated) or otherwise disclosed to Purchaser in Section 2.20(g)(i) of the Company Disclosure Letter, (ii) Encumbrances that result from any statutory or other liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof, (iii) any contracts, or other occupancy agreements to third parties for the occupation or use of portions of the Company Properties by such third parties in the ordinary course of the business of the Company or its Subsidiaries, (iv) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning, entitlement and other land use and environmental regulations, (v) Encumbrances disclosed on existing title policies and current title insurance commitments or surveys made available to Purchaser, (vi) Encumbrances on the landlord’s fee interest at any Company Property where the Company or its Subsidiary is the tenant under any ground lease, provided that, except as disclosed to Purchaser in Section 2.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a notice indicating the intention of the landlord under such ground lease, or of any other Person, to (1) exercise a right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder, or (2) take any other action that would be reasonably likely to result in a termination of such ground lease, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens (1) incurred in the ordinary course of business which (A) are being challenged in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (B) have been otherwise fully bonded and discharged of record or for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (2) disclosed on Section 2.20(b)(i) of the Company Disclosure Letter  and (viii) any other easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and title limitations or title defects, if any, that (I) are customary for office, industrial, master planned communities and retail properties or (II) individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.  Other than as set forth on Section 2.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice of a material default, beyond any applicable grace and cure periods, of or under any Permitted Title Exceptions, except (w) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries (x) as a result of the filing of the Bankruptcy Cases, (y) where the Permitted Title Exceptions are in and of themselves evidence of default (such as mechanics’ liens and recorded notices of default) or (z) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that where the Company has otherwise represented and warranted to Purchaser hereunder (including as set forth on the Company Disclosure Letter pursuant to such representations and warranties) with respect to the Company’s Knowledge of, the Company’s receipt of notice of or the existence of a default in connection with a particular category of Permitted Title Exceptions, such categories of Permitted Title Exceptions shall not be included in the representation set forth in this sentence (by way of illustration, but not exclusion, the representations set forth in Section 2.20(f) with respect to defaults under Material

Leases shall be deemed to address the Company’s representations and warranties with respect to the entire category of Permitted Title Exceptions detailed in clause (iii) above).

(c)           [Intentionally omitted.]

(d)           With respect to each Company Ground Lease Property, except as set forth on Section 2.20(d) of the Company Disclosure Letter and except as may have been caused by, or disclosed in the filing of the Bankruptcy Cases, as of March 31, 2010, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received notice of material defaults (including, without limitation, payment defaults, but limited to those circumstances where such default may grant the landlord under such ground lease the right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder) at such Company Ground Lease Property beyond any applicable grace and cure periods, except (x) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (y) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries and (z) with respect to any Company Ground Lease Property which is leased by a Subsidiary of the Company which has consummated a plan of reorganization in the Bankruptcy Cases, all such material defaults at such Company Ground Lease Property which existed prior to the effective date of such Person’s plan of reorganization have been or will be cured in accordance with such plan.  As used herein the term “Company Ground Lease Property” shall mean any Company Property having a fair market value (in the reasonable determination of the Company) in excess of $25,000,000 which is leased by a Subsidiary of the Company as tenant pursuant to a ground lease.  With respect to the defaults referenced in clause (z) above, the Bankruptcy Court approved the Debtors’ assumption of the applicable ground leases and the fixed cure amounts for such defaults which predated assumption; provided, however, nothing contained herein precludes any Person from raising issues in the future with respect to defaults that may have predated such assumption.

(e)           Except as set forth on Section 2.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the property management (but not including any leasing, development, construction or brokerage agreements) of any of the Company Properties by a party other than Company or any wholly owned Company Subsidiaries, except (i) management agreements that may be terminated without cause or payment of a termination fee upon no more than 60 days notice or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Except as set forth on Section 2.20(f) of the Company Disclosure Letter, to the Company’s Knowledge, as of February 15, 2010, (i) each Material Lease is in full force and effect, (ii) no tenant is in arrears in the payment of rent, additional rent or any other material charges due under any Material Lease, and no tenant is materially in default in the performance of any other obligations under any Material Lease, (iii) no bankruptcy or insolvency proceeding has been commenced (and is continuing) by or against any tenant under any Material Lease, and (iv) neither the Company nor any of its Subsidiaries has received a written notice from a current tenant under any Material Lease exercising a right to terminate or otherwise cancel its Material Lease (y) as a result of or in connection with the termination or cancellation of any other lease, sublease, license or occupancy agreement for space at any Company Property (each, a “Company Property Lease”), or (z) as a result of or in connection with any other tenant that occupies, or had previously occupied, another Company Property Lease, allowing, or having had allowed, all or any portion of the premises leased pursuant to such other Company Property Lease to “go dark” or otherwise be abandoned or vacated; except, (A) in the case of each of clauses (i), (ii) (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) as a result of the filing of the Bankruptcy Cases or in connection with any Bankruptcy Court approved process and (C) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or its Subsidiaries.  “Material Lease” means for any Company Property any lease in which the Company or its Subsidiaries is the landlord, and all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, (1) to an “anchor tenant” occupying at least 80,000 square feet with respect to such Company Property or (2) that is one of the five (5) largest leases, in terms of gross annual minimum rent, with respect to a Company Property that has an annual net operating income, as determined in accordance with GAAP (provided, however, that for purposes of such calculation, the following were reflected as expenses: (a) ground rent payments to a third party and (b) an assumed management fee equal to 3% of base minimum and percentage rent) with respect to the trailing twelve (12) calendar month period, equal to at least $7,500,000.00.  For purposes of Section 6.1(c), (y) the representations and warranties made in Section 2.20(f)(i), (iii) and (iv), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (z) the representation and warranties contained in Section 2.20(f)(ii), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct (A) at and as of the last day of the calendar month that is two (2) calendar months prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or prior to the fifteenth (15th) day of a calendar month, or (B) at and as of the fifteenth (15th) day of the calendar month that is one (1) calendar month prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or after the sixteenth (16th) day of a calendar month, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)           With respect to each Company Property:

(i)            As of the date listed thereunder, Section 2.20(g) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of (i) all loans (other than the DIP Loan) and other indebtedness secured by a mortgage, deed of trust, deed to secure debt or indemnity deed of trust in such Company Property (each, a “Company Mortgage Loan”), (ii) the outstanding principal balance of each such Company Mortgage Loan, (iii) the rate of interest applicable to such Company Mortgage Loan and (iv) the maturity date of such Company Mortgage Loan;

(ii)           Except as set forth in Section 2.20(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a written notice of default (beyond any applicable grace or cure periods) in the (y) payment of interest, principal or other material amount due to the lender under any Company Mortgage Loan, whether as the primary obligor or as a guarantor thereof or (z) performance of any other material obligations under any Company Mortgage Loan, except (i) with respect to (y) and (z) above, as a result of the filing of the Bankruptcy Cases, or as is prohibited, stayed or otherwise suspended as a result of the Company’s or any Subsidiary’s Chapter 11 filing or status as a debtor-in-possession under Chapter 11, and (ii) with respect solely to (z) above, which would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and

(iii)          For purposes of Section 6.1(c), the representations and warranties made in Section 2.20(g)(i), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for (A) such inaccuracies caused by sales, purchases, transfers of assets, refinancing or other actions effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, in ARTICLE VI, (B) amortization payments made pursuant to any applicable Company Mortgage Loans and (C) such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(h)           To the Knowledge of the Company, (i) except as set forth on Section 2.20(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice exercising an option, “buy-sell” right or other similar right to purchase a Company Property or any material portion thereof which has not previously closed, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to such Company Property and (ii) no Company Property is subject to a purchase and sale agreement or any similar legally binding agreement to purchase such Company Property or any material portion thereof (other than (x) with respect to condominium purchase and sale agreements and purchase and sale and early occupancy agreements or similar agreements for the sale of condominium units at the Natick Nouvelle, (y) with respect to builder lot purchase agreements and other similar agreements for the sale of vacant lots of land to builders at Bridgeland and (z) as set forth in (i) above) which has not previously closed.

(i)            The Company has conducted due inquiry with respect to the representations and warranties made in Section 2.20(d), Section 2.20(f) and Section 2.20(h).

SECTION 2.21  Tax Matters.  Except as disclosed on Section 2.21(a) of the Company Disclosure Letter:

(a)           Except in cases where the failure of any of the following to be true would not result in a Material Adverse Effect: (i) the Company and each of its Significant Subsidiaries have filed all Tax Returns required to be filed by applicable Law prior to March 31, 2010; (ii) all such

Tax Returns were true, complete and correct in all respects and filed on a timely basis (taking into account any applicable extensions); (iii) the Company and each of its Significant Subsidiaries have paid all amounts of Taxes that are due, claimed or assessed by any taxing authority to be due for the periods covered by such Tax Returns, other than any Taxes for which adequate reserves have been established in accordance with GAAP or a claim has been filed in the Bankruptcy Cases; and (iv) all adjustments of federal U.S. Tax liability of the Company and its Significant Subsidiaries resulting from completed audits or examinations have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid.  “Taxes” means any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any of its Significant Subsidiaries.

(b)           The Company and each of its REIT Subsidiaries (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (y) has operated since January 1, 2010 to March 31, 2010 in a manner consistent with the requirements for qualification and taxation as a REIT; and (z) intends to continue to operate in such a manner as to qualify as a REIT for the current taxable year.  None of the transactions contemplated by this Agreement will prevent the Company or any of its REIT Subsidiaries from so qualifying.  No Subsidiary of the Company other than a REIT Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.  For the purposes of this Agreement, “REIT Subsidiary” means each of GGP Ivanhoe, Inc., GGP Holding, Inc., GGP Holding II, Inc., Victoria Ward, Limited, GGP-Natick Trust and GGP/Homart, Inc.

(c)           Each Company Subsidiary other than its REIT Subsidiaries that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, except where failure to do so would not have a Material Adverse Effect.

(d)           Except where the failure to be true would not have a Material Adverse Effect, the Company and each of its Significant Subsidiaries have (i) complied in all respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and (ii)

within the time and in the manner prescribed by Law, withheld from employee wages and paid to the proper Governmental Entities all amounts required to be withheld and paid over.

(e)           Except where the failure to be true would not have a Material Adverse Effect, no audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of the Company threatened with regard to any Taxes or Tax Returns of the Company or any of its Significant Subsidiaries, other than any audit or administrative proceeding relating to Taxes for which a claim has been filed in a Debtor’s Chapter 11 case or any other audit or administrative or court proceeding that is not reasonably expected to result in a material Tax liability to the Company or any of its Significant Subsidiaries.

(f)            [Intentionally omitted.]

(g)           There are no Tax Protection Agreements except for those the breach of which would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Significant Subsidiary has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor (by contract or otherwise), other than (i) to a Subsidiary of the Company or (ii) where any such liability would not reasonably be expected to have a Material Adverse Effect.

SECTION 2.22  Material Contracts.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract that shall survive the Bankruptcy Cases is valid and binding on the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, on each other Person party thereto, and is in full force and effect.  Other than as a result of the commencement of the Bankruptcy Cases, each of the Company and its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each Material Contract that shall survive the Bankruptcy Cases, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Other than those caused as a result of the filing of the Bankruptcy Cases, neither the Company nor any of its Significant Subsidiaries is in breach or default of any Material Contract to which it is a party and which shall survive the Bankruptcy Cases, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Purchaser true, accurate and complete copies of the Material Contracts as of March 31, 2010, except for those Material Contracts available to the public on the website maintained by the SEC.  To the Knowledge of the Company, no party to any Material Contract that shall survive the Bankruptcy Cases has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation of such Material Contract or any material provision thereof, which termination, cancellation, rescission or reformation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For the avoidance of doubt, Material Contracts do not include intercompany contracts.

SECTION 2.23  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this ARTICLE II, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or their respective representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as set forth below:

SECTION 3.1  Organization.  Purchaser is a public pension plan and entity of the State of Texas, with the requisite power and authority under the Laws of the State of Texas to undertake and effectuate the transactions contemplated by this Agreement.

SECTION 3.2  Power and Authority.  Purchaser has the requisite power and authority under the Laws of the State of Texas to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

SECTION 3.3  Execution and Delivery.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and  fair dealing (regardless of whether enforcement is sought in a proceeding of law or in equity), and (ii) Texas Law applicable to Purchaser as an entity of the State of Texas.

SECTION 3.4  No Conflict.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the transactions contemplated herein (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any material contract to which Purchaser is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Purchaser and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Purchaser or Purchaser’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereunder.

SECTION 3.5  Consents and Approvals.  No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except such consents, approvals, orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement or which have already been obtained.

SECTION 3.6  Compliance with Laws.  Since the date of its formation, Purchaser has been in compliance with all Laws applicable to Purchaser, except, in each case, for such non-compliance as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 3.7  Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which, individually or in the aggregate, if determined adversely to Purchaser, would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 3.8  No Broker’s Fees.  Purchaser is not party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for an investment banking fee, commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

SECTION 3.9  Sophistication.  Purchaser is, as of the date hereof and shall be as of the Effective Date, an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.  Purchaser understands and is able to bear any economic risks associated with the investments contemplated by this Agreement (including, without limitation, the necessity of holding the Shares for an indefinite period of time).

SECTION 3.10  Purchaser Intent.  Purchaser is acquiring the Shares for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws.  Purchaser understands that Purchaser must bear the economic risk of its investment indefinitely.

SECTION 3.11  Reliance on Exemptions.  Purchaser understands that the Shares are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws.

SECTION 3.12  Financial Capability.  Purchaser has sufficient available funds to satisfy its obligations under this Agreement, including without limitation the payment of the Purchase Price.

SECTION 3.13  No Other Representations or Warranties.  Except for the representations and warranties made by Purchaser in this ARTICLE III, neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or its assets, liabilities, condition (financial or otherwise) or prospects.

SECTION 3.14  Acknowledgement.  Purchaser acknowledges that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE II of this Agreement and (b) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in ARTICLE II of this Agreement.  Without limiting the generality of the foregoing, except with respect to the representations and warranties contained in ARTICLE II, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, plans or prospect information that may have been made available to Purchaser or any of its representatives.

ARTICLE IV

COVENANTS OF THE COMPANY AND PURCHASER

SECTION 4.1  Bankruptcy Court Motions and Orders.

(a)           Promptly following the date of this Agreement, the Company shall file with the Bankruptcy Court a motion in form and substance reasonably satisfactory to Purchaser (the “Approval Motion”) seeking to obtain entry of an order which in final form if approved by the Bankruptcy Court (the “Approval Order”) shall approve, among other things, the Termination Payment and Expense Reimbursement contemplated by Section 9.3(a); provided, however, that the Company may delay filing the Approval Motion if it determines such delay is reasonably necessary in order to file the Approval Motion in conjunction with any other filing with the Bankruptcy Court.

(b)           The Approval Motion, including any exhibits thereto and any notices or other materials in connection therewith, and any modifications or amendments to the foregoing, must be in form and substance reasonably satisfactory to Purchaser.

(c)           If the Approval Order shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to such order), the Company shall diligently defend against any such appeal, petition or motion and shall use its reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.  The Company shall keep Purchaser reasonably informed and updated regarding the status of any such appeal, petition or motion.

(d)           The Company shall provide draft copies of all motions, notices, statements, schedules, applications, reports and other papers the Company intends to file with the Bankruptcy Court in connection with the Approval Order to Purchaser within a reasonable period of time prior to the date the Company intends to file any of the foregoing, and shall consult in advance in good faith with Purchaser regarding the form and substance of any such proposed filing with the Bankruptcy Court.

SECTION 4.2  Listing.  The Company shall use its reasonable best efforts to cause the Shares to be listed on the New York Stock Exchange (the “NYSE”).

SECTION 4.3  Use of Proceeds.  The Plan shall provide that the Company and its Subsidiaries shall apply the net proceeds from the sale of the Shares and the Capital Raising Activities, as applicable, as provided in the Plan Summary Term Sheet and the Plan.

SECTION 4.4  Access to Information.  Subject to applicable Law and the Company’s receipt of customary assurances of confidentiality by Purchaser, upon reasonable notice, the Company shall afford Purchaser and its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access during normal business hours, throughout the period prior to the Effective Date, to its employees, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Purchaser such information concerning its business, properties and personnel as may reasonably be requested by Purchaser.

SECTION 4.5  Notification of Certain Matters.

(a)           The Company shall (i) give prompt written notice to Purchaser of any written notice or other written communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, if the failure to obtain such consent would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) facilitate adding such individuals as designated by Purchaser to the electronic notification system such that the designated individuals will receive electronic notice of the entry of any Bankruptcy Court Order.

(b)           To the extent permitted by applicable Law, (i) the Company shall give prompt notice to Purchaser of the commencement of any investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries which would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) the Company shall give prompt notice to Purchaser, and Purchaser shall give written prompt notice to the Company, of any event or circumstance that would result in any representation or warranty of the Company or Purchaser, as applicable, being untrue or any covenant or agreement of the Company or Purchaser, as applicable, not being performed or complied with such that, in each such case, the conditions set forth in ARTICLE VI or ARTICLE VII, as applicable, would not be satisfied if such event or circumstance existed on the Closing Date.

(c)           No information received by a party pursuant to this Section 4.5 nor any information received or learned by a party or any of its representatives pursuant to an investigation made under this Section 4.5 shall be deemed to (A) qualify, modify, amend or otherwise affect any representations, warranties, conditions, covenants or other agreements of the other party set forth in this Agreement, (B) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (C) limit or restrict the remedies available to such party  under this Agreement, applicable Law or otherwise arising out of a breach of this Agreement, or (D) limit or restrict the ability of such party to invoke or rely on, or effect the satisfaction of, the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement set forth in ARTICLE VI or ARTICLE VII, as applicable.

SECTION 4.6  Further Assurances.  From and after the Closing, the Company shall (and shall cause each of its Subsidiaries to) execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action and cause entities controlled by them to take such action as may be reasonably necessary (or as reasonably requested by Purchaser) to carry out the transactions contemplated by this Agreement.

SECTION 4.7  Plan and Disclosure Statement.  Subject to the Company’s receipt of customary assurances of confidentiality by Purchaser as may be reasonably requested by the Company, the Company shall provide Purchaser with copies of the Plan and Disclosure Statement, and any amendments or supplements thereto, prior to filing such documents with the Bankruptcy Court.

ARTICLE V

ADDITIONAL COVENANTS OF PURCHASER

SECTION 5.1  Information.  From and after the date of this Agreement until the earlier to occur of the Closing Date and the termination of this Agreement, Purchaser agrees to provide the Debtors with such information as the Debtors reasonably request regarding Purchaser for inclusion in the Disclosure Statement as necessary for the Disclosure Statement to contain adequate information for purposes of Section 1125 of the Bankruptcy Code.

SECTION 5.2  Purchaser Efforts.  Purchaser shall use its reasonable best efforts to obtain all material permits, consents, orders, approvals, waivers, authorizations or other permissions or actions required for the consummation of the transactions contemplated by this Agreement from, and shall have given all necessary notices to, all Governmental Entities necessary to satisfy the condition in Section 7.1(b) (provided, however, that Purchaser shall not be required to pay or cause payment of any fees or make any financial accommodations to obtain any such consent, approval, waiver or other permission, except filing fees as required), and provide to such Governmental Entities all such information as may be necessary or reasonably requested relating to the transactions contemplated hereby.

SECTION 5.3  Plan Support.  From and after the date of the Approval Order until the earliest to occur of (i) the Effective Date and (ii) the termination of this Agreement, Purchaser agrees (unless otherwise consented to by the Company) (provided that (x) the Company is not in material breach of this Agreement and (y) the terms of the Plan are and remain consistent with the Plan Summary Term Sheet and this Agreement) to (and shall use reasonable best efforts to cause its Affiliates to):

(a)           Not pursue, propose, support, vote to accept or encourage the pursuit, proposal or support of, any Chapter 11 plan, or other restructuring or reorganization for the Company, or any Subsidiary of the Company, that is not consistent with the Plan;

(b)           Not, nor encourage any other Person to, interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the Plan; and

(c)           Not commence any proceeding, or prosecute any objection to oppose or object to the Plan or to the Disclosure Statement and not to take any action that would delay approval or confirmation, as applicable, of the Disclosure Statement and the Plan, in each case (i) except as intended to ensure the consistency of the Disclosure Statement and the Plan with the terms of this Agreement and the rights and obligations of the parties thereto and (ii) without limiting any rights Purchaser may have to terminate this Agreement pursuant to Section 9.1(c).

SECTION 5.4  Transfer Restrictions.  Purchaser covenants and agrees that the Shares shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.  Purchaser agrees to the imprinting, so long as is required by this Section 5.4, of the following legend on any certificate evidencing the Shares:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the Shares shall not be required to contain such legend (A) while a registration statement covering the resale of the Shares is effective under the Securities Act, or (B) following any sale of any such Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to Purchaser that the remaining Shares held by Purchaser are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, the Company will agree to the removal of all legends with respect to shares of New Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to the Company’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain Shares, the Company shall promptly, following the delivery by Purchaser to the Company of a legended certificate representing such Shares, deliver or cause to be delivered to Purchaser a certificate representing such Shares that is free from such legend.  In the event the above legend is removed from any of the Shares, and thereafter the effectiveness of a registration statement covering such Shares is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities Laws, then the Company may require that the above legend be placed on any such Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such Shares may again be sold pursuant to an effective registration statement or under Rule 144.

The Plan shall provide that, at the time of an underwritten offering of equity or convertible securities by the Company on or prior to the 30th day after the Effective Date, Purchaser and its applicable Affiliates, subject to any rights the Purchaser or its Affiliates have to participate in such offering, will enter into a customary ‘lock-up’ agreement with respect to third party sales of New Common Stock for a period of time not to exceed 120 days to the extent reasonably requested by the managing underwriter in connection with such offering; provided, however, in no event will Purchaser or its Affiliates be required to enter into a ‘lock-up’ agreement (i) if it beneficially owns 3% or less of the New Common Stock or (ii) for a period longer than is applicable to any executive officer, director or Affiliate of the Company (for the avoidance of doubt, Purchaser agrees that Fairholme is not an Affiliate of the Company).

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

SECTION 6.1  Conditions to the Obligations of Purchaser.  The obligation of Purchaser to purchase the Shares pursuant to this Agreement on the Closing Date is subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by Purchaser) of the following conditions as of the Closing Date:

(a)           No Injunction.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)           Regulatory Approvals; Consents.  All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being agreed that any permit, consent, order, approval, waiver, authorization or other permission or action in respect of any Identified Asset (as defined in the Brookfield Agreement) for which any of the alternatives in Section 2.1(a) of the Brookfield Agreement shall have been employed shall be deemed hereunder to have been made or received, as the case may be, and in full force and effect).

(c)           Representations and Warranties and Covenants.  Except for changes permitted or contemplated by this Agreement or the Plan Summary Term Sheet, each of (i) the representations and warranties of the Company contained in Section 2.1, Section 2.2, Section 2.3, Section 2.5, the last sentence of Section 2.18 and Section 2.20(a) (except for such inaccuracies in Section 2.20(a) caused by sales, purchases or transfers of assets which have been effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, this ARTICLE VI or the Investment Agreements, including, without limitation, ARTICLE VII thereof) shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), (ii) the representations and warranties of the Company contained in Section 2.4 shall be true and correct (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct (except for de minimis inaccuracies) only as of such specific date) and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (it being agreed that the condition in this subclause (iii) as it relates to undisclosed liabilities of the Company and its Subsidiaries comprised of indebtedness shall be deemed to be satisfied if the condition in Section 7.1(p) of the Brookfield Agreement is satisfied).  The Company shall have complied in all material respects with all of its obligations under this Agreement.  The Company shall have provided to Purchaser a certificate delivered by an executive officer of the Company, acting in his or her official capacity on behalf of the Company, to the effect that the conditions in this clause (c), the immediately following clause (d) and clause (n) of this Section 6.1 have been satisfied as of the Closing Date and Purchaser shall have received such other evidence of the conditions set forth in this Section 6.1 as it shall reasonably request.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, fact or circumstance, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Plan and Confirmation Order.  The Plan shall have been confirmed by the Bankruptcy Court by order (the “Confirmation Order”), which Confirmation Order shall be in full force and effect (without waiver of the 14-day period set forth in Bankruptcy Rule 3020(e)) as of the Effective Date and shall not be subject to a stay of effectiveness.

(f)            Disclosure Statement.  The Disclosure Statement shall have been approved by order of the Bankruptcy Court.

(g)           Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(h)           Valid Issuance.  The Shares shall be validly issued to Purchaser against payment therefor.

(i)            No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of the Shares pursuant to this Agreement, and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale of the Shares pursuant to this Agreement

(j)            Registration Statement; Registration Rights.  The Company shall have filed with the SEC and the SEC shall have declared effective, as of Closing, to the extent permitted by applicable SEC rules, a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by Purchaser of the Shares, containing a plan of distribution reasonably satisfactory to Purchaser.  In addition, the Company shall have entered into a registration rights agreement with Purchaser with respect to all Shares held by Purchaser and its Affiliates, which provides for (i) customary piggyback registration rights with customary cutbacks, including cutbacks giving priority to the Company and to any Person to whom the Company has provided demand registration rights (including in connection with the Investment Agreements); (ii) customary “black out” periods; (iii) to the extent that Purchaser is an Affiliate of the Company at the time of an underwritten public offering by the Company, Purchaser will agree to a 60-day customary lock up to the extent requested by the managing underwriter; and (iv) other terms and conditions customary for such rights.  The registration rights agreement shall be in full force and effect and the Company shall not be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(k)           Listing.  The Shares shall be authorized for listing on the NYSE, subject to official notice of issuance.

(l)            REIT Opinion.  Purchaser shall have received an opinion of Arnold & Porter LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A, that the Company (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a REIT and (y) has operated since January 1, 2010 to the Closing Date in a manner consistent with the requirements for qualification and taxation as a REIT.

(m)          Issuance or Sale of Common Stock.  Neither the Company nor any of its Subsidiaries shall have issued or sold any shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock) (other than (A) pursuant to the Equity Exchange, (B) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans, (C) as set forth on Section 6.1(m) of the Company Disclosure Letter or (D) pursuant to the Investment Agreements as in effect as of the date hereof (including, without limitation, Section 6.9 thereof)), unless the purchase price (or, in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock, the conversion, exchange or exercise price) shall not be less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation).

(n)           Other Conditions.    (i) The Brookfield Agreement shall be in full force and effect without amendments or modifications after the date hereof (other than those that are not materially adverse taken as a whole to the Company), the conditions to the consummation of the transactions under the Brookfield Agreement to be performed on the Closing Date shall have been satisfied or waived, and the Brookfield Investor shall have subscribed and paid for such shares of New Common Stock that the Brookfield Investor is obligated to purchase thereunder and (ii) with respect to each Initial Investor other than the Brookfield Investor, either (A) its Investment Agreement shall be in full force and effect without amendments or modifications after the date hereof (other than those that are not materially adverse taken as a whole to the Company), the conditions to the consummation of the transactions under such Investment Agreement to be performed on the Closing Date shall have been satisfied or waived, and such Initial Investor shall have subscribed and paid for such shares of New Common Stock that such Initial Investor is obligated to purchase thereunder or (B) the funding to be provided by such Initial Investor under its Investment Agreement shall have been provided by one or more other investors or purchasers on terms and conditions that are materially no less favorable to the Company than the terms and conditions of the applicable Investment Agreement; provided, however, that in no event shall, in each case without the prior written consent of Purchaser, (1) the aggregate outstanding Proportionally Consolidated Debt of the Company immediately following the Closing (disregarding any short term debt issued to Fairholme or Pershing in connection with Section 1.4 of the Fairholme Agreement or the Pershing Agreement) exceed more than $23,782,500,000 in the aggregate and (2) the aggregate amount of Proportionally Consolidated Unrestricted Cash, after giving effect to all proceeds received on the Effective Date, be less than $332,500,000; and, provided, further, that none of the Investment Agreements shall have been amended to reduce the per share purchase price of New Common Stock sold to any Initial Investor, or the exercise price of warrants to purchase shares of New Common Stock,  pursuant to the Investment Agreements as in effect as of the date hereof.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

SECTION 7.1  Conditions to the Obligations of the Company.  The obligation of the Company to issue the Shares pursuant to this Agreement on the Closing Date are subject to the satisfaction (or waiver by the Company) of the following conditions as of the Closing Date:

(a)           No Injunction.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)           Regulatory Approvals; Consents.  All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Representations and Warranties and Covenants.  Each of (i) the representations and warranties of Purchaser contained in Section 3.1, Section 3.2 and Section 3.3 in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), and (ii) the other representations and warranties of Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality”, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.  Purchaser shall have complied in all material respects with all of its obligations under this Agreement.  Purchaser shall have provided to the Company a certificate delivered by an executive officer of the managing member of Purchaser, acting in his or her official capacity on behalf of Purchaser, to the effect that the conditions in this clause (c) have been satisfied as of the Closing Date.

(d)           Plan and Confirmation Order.  The Plan shall have been confirmed by the Bankruptcy Court by order, which order shall be in full force and effect and not subject to a stay of effectiveness.

(e)           Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(f)            GGO.  The GGO Share Distribution (as defined in the Brookfield Agreement) shall have occurred.

(g)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of the Shares  pursuant to this Agreement; and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale of the Shares pursuant to this Agreement.

(h)           Funding.  Purchaser shall have paid to the Company all amounts payable by Purchaser under ARTICLE I of this Agreement, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by the Company at least three (3) Business Days prior to the Closing Date.

(i)            Other Conditions.  The conditions to the consummation of the transactions under the Brookfield Agreement to be performed on the Closing Date shall have been satisfied or waived.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 8.1  Survival of Representations and Warranties.  The representations and warranties made in this Agreement shall survive the  execution and delivery of this Agreement but shall terminate and be of no further force and effect following the earlier of (i) the termination of this Agreement in accordance with ARTICLE IX and (ii) the Closing.

ARTICLE IX

TERMINATION

SECTION 9.1  Termination.  This Agreement and the obligations of the parties hereunder shall terminate automatically without any action by any party if (i) the Approval Order, in form and substance reasonably satisfactory to Purchaser, approving, among other things, the Termination Payment and Expense Reimbursement contemplated by Section 9.3(a), is not entered by the Bankruptcy Court on or prior August 23, 2010, or (ii) if the Debtors withdraw the Approval Motion, in each of cases (i) and (ii) unless Purchaser and the Company otherwise agree in writing.  In addition, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Purchaser and the Company;

(b)           by either Purchaser or the Company by written notice to the other party upon termination of the Brookfield Agreement in accordance with its terms;

(c)           by Purchaser by written notice to the Company upon the occurrence of any of the following events (which notice shall specify the event upon which such termination is based):

(i)            if the Effective Date and the purchase and sale contemplated by ARTICLE I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c)(i) shall not be available to Purchaser if Purchaser has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date;

(ii)           if any Bankruptcy Cases of the Company or any Debtor which is a Significant Subsidiary shall have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code or if an interim or permanent trustee or an examiner shall be appointed to oversee or operate any of the Debtors in their Bankruptcy Cases, in each case, except (x) as would not reasonably be expected to have a Material Adverse Effect or (y) with respect to the Bankruptcy Cases for Phase II Mall Subsidiary, LLC, Oakwood Shopping Center Limited Partnership and Rouse Oakwood Shopping Center, LLC;

(iii)          if there has been a breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or the Company shall have taken any action which, in each case, (A) would result in a failure of a condition set forth in ARTICLE VI and (B) cannot be cured prior to the Termination Date, after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section; provided, however, that the right to terminate this Agreement under this Section shall not be available to Purchaser if Purchaser has breached in any material respect its obligations under this Agreement;

(iv)          if the Company or any Subsidiary of the Company issues any shares of Common Stock or New Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock or New Common Stock) at a purchase price (or in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock or New Common Stock, the conversion, exchange, exercise or comparable price) of less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation and related expenses) of Common Stock or New Common Stock or converts any claim against any of the Debtors into New Common Stock at a conversion price less than $10.00 per share of Common Stock or New Common Stock (in each case, other than pursuant to (A) the exercise, exchange or conversion of Share Equivalents of the Company existing on the date of this Agreement in accordance with the terms thereof as of the date of this Agreement, (B) the Equity Exchange, (C) the issuance of shares upon the exercise of employee stock options issued pursuant to the Company Option Plans, (D) the issuance of shares as set forth on Section 6.1(m) of the Company Disclosure Letter, or (E) the issuance of shares pursuant to the Investment Agreements (including, without limitation, Section 6.9 thereof));

(v)           if the Bankruptcy Court shall have entered a final and non-appealable order denying confirmation of the Plan;

(vi)          if this Agreement, the Plan Summary Term Sheet or the Plan is revised or modified (except as otherwise permitted pursuant to this Agreement) by the Company or an order of the Bankruptcy Court or other court of competent jurisdiction in a manner that is materially adverse to Purchaser;

(vii)         if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (the “Closing Restraint”); or

(d)           by the Company upon the occurrence of any of the following events:

(i)            if the Effective Date and the purchase and sale contemplated by  ARTICLE I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to the Company to the extent that it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date (it being agreed that this proviso shall not limit the Company’s ability to terminate this Agreement pursuant to any other clause of this Section 9.1(d));

(ii)           if prior to the entry of the Confirmation Order, upon notice by the Company to Purchaser that the Company has entered into a binding commitment after the date hereof to sell, on or prior to the Effective Date, Permitted Replacement Shares for an aggregate purchase price of at least Five Hundred Million Dollars ($500,000,000);

(iii)          if all conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement set forth in ARTICLE VI shall have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if Purchaser had complied with its obligations under this Agreement) and the transactions contemplated by this Agreement fail to be consummated as a result of the breach by Purchaser of its obligation to pay to the Company all amounts payable by Purchaser under ARTICLE I of this Agreement, by wire transfer of immediately available funds in accordance with the terms of this Agreement;

(iv)          if there has been a breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or Purchaser shall have taken any action which, in each case, (A) would result in a failure of a condition set forth in ARTICLE VII and (B) cannot be cured prior to the Termination Date, after written notice to Purchaser of such breach and the intention to terminate this Agreement pursuant to this Section;

(v)           if the Bankruptcy Court shall have entered a final and non-appealable order denying confirmation of the Plan; or

(vi)          if a Closing Restraint is in effect.

SECTION 9.2  Effects of Termination.  In the event of the termination of this Agreement pursuant to ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except the covenants and agreements made by the parties herein under ARTICLE XI shall survive indefinitely in accordance with their terms; provided, however, that termination shall not relieve the Company (subject to Section 9.3(b)) or Purchaser from liability for any willful and material breach by such party of its covenants under this Agreement to be performed prior to Closing.

SECTION 9.3  Termination Payment.

(a)           In the event of the termination of this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(ii), then the Company shall pay to Purchaser, no later than the fifth (5th) Business Day following such termination, by wire transfer of immediately available funds, an amount equal to the sum of (i) Fifteen Million Dollars ($15,000,000) (the “Termination Payment”) and (ii) Purchaser’s reasonable and documented out-of-pocket expenses (including expenses of outside counsel) incurred in connection with Purchaser’s negotiation of this Agreement, up to a maximum amount of $1,000,000 (“Expense Reimbursement”).

(b)           The parties agree that the Termination Fee and Expense Reimbursement shall be the sole and exclusive remedy of any nature available to Purchaser with respect to this Agreement and the transactions contemplated hereby in the event the Termination Fee and Expense Reimbursement become payable.

ARTICLE X

DEFINITIONS

SECTION 10.1  Defined Terms.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

(a)           “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b)           “Brazilian Entities” means those certain Persons in which the Company indirectly owns an interest which own real property assets or have operations located in Brazil.

(c)           “Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York are required or authorized to close by Law or executive order.

(d)           “Capital Raising Activities” means the Company’s efforts to consummate equity and debt financings for the Company, and sales of properties and other assets of the Company and its Subsidiaries for cash.

(e)           “Cash Equivalents” means as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any State thereof or the District of Columbia having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than 90 days from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above.

(f)            “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored or maintained by the Company or any of its Significant Subsidiaries for the benefit of any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Significant Subsidiaries has any present or future right to benefits.

(g)           “Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

(h)           “DIP Loan” means that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement, dated as of May 15, 2009, by and among the lenders named therein, UBS AG, Stamford Branch, as administrative agent for the lenders, the Company and the Operating Partnership, as borrowers, and the certain subsidiaries of the Company named therein, as guarantors, or any successor agreement.

(i)            “Disclosure Statement” means the disclosure statement to accompany the Plan as amended, modified or supplemented.

(j)            “Debt” means all obligations of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest (a) evidenced by (i) notes, bonds, debentures or other similar instruments (including, for avoidance of doubt, mezzanine debt), or (ii) trust preferred shares, trust preferred units and other preferred instruments, and/or (b) secured by a lien, mortgage or other encumbrance; provided, however, that Debt shall exclude (x) any form of municipal financing including, but not limited to, special improvement district bonds or tax increment financing, (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), and (z) intercompany notes or preferred interests between and among the Company and its wholly owned Subsidiaries.

(k)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l)            “Exchange Act”  means the Securities Exchange Act of 1934, as amended.

(m)          “Fairholme Agreement” means that certain Stock Purchase Agreement, dated as of March 31, 2010, as amended, between GGP and The Fairholme Fund and Fairholme Focused Income Fund (together, “Fairholme”).

(n)           “GAAP” means generally accepted accounting principles in the United States.

(o)           “Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

(p)           “Identified Assets”  shall have the meaning ascribed to such term in the Brookfield Agreement.

(q)           “Initial Investors”  means the purchasers under the Investment Agreements.

(r)            “Investment Agreements” means the Brookfield Agreement, the Fairholme Agreement, the Pershing Agreement and the Warrant Agreement.

(s)           “Joint Venture” means a Subsidiary of the Company which is owned partly by another Subsidiary of the Company and partly by a third party.

(t)            “Knowledge” of the Company means the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 10.1(t) of the Company Disclosure Letter.

(u)           “Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or Purchaser, as applicable, or their respective properties or assets.

(v)           “Material Adverse Effect” means any change, event or occurrence which (x) has a material adverse effect on the results of operations or financial condition of the Company and its direct and indirect Subsidiaries taken as a whole, other than changes, events or occurrences (i) generally affecting (A) the retail mall industry in the United States or in a specific geographic area in which the Company operates, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or the availability of capital, or (ii) arising out of, resulting from or attributable to (A) changes in Law or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or the consummation of the transactions contemplated hereby or operating performance or reputational issues arising out of or associated with the Bankruptcy Cases, including the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, distributors, partners or employees, or any litigation or claims arising from allegations of breach of fiduciary duty or violation of Law or otherwise, related to the execution or performance of this Agreement or the transactions contemplated hereby, including, without limitation, any developments in the Bankruptcy Cases, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the this Agreement, (D) earthquakes, hurricanes, tornadoes or other natural disasters, (E) any action taken by the Company or its Subsidiaries as contemplated or permitted by any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or with Purchaser’s consent, or any failure by the Company to take any action as a result of any restriction contained in any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or (F) in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of the Company or any direct or indirect subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, it being further understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of the capital stock or debt securities of the Company or such failure to meet internal projections or forecasts as described in the preceding clause (F), as the case may be, may be the cause of a Material Adverse Effect; so long as, in the case of clauses (i)(A) and (i)(B), such changes or events do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities that own and manage retail malls throughout the United States, or (y) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the other agreements executed in connection with the transactions contemplated hereby.

(w)          “Material Contract” means, with respect to the Company and its Subsidiaries, any:

(i)                                     Contract that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, had the Company been the registrant referred to in such regulation; or

(ii)                                  Contract for capital expenditures, the future acquisition or construction of fixed assets or the future purchase of materials, supplies or equipment that provides for the payment by the Company or its Subsidiaries of more than $5,000,000 and is not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days for a cost of less than $1,000,000.

(x)            “Non-Controlling Properties” means the Company Properties listed on Section 10.1(x) of the Company Disclosure Letter.  Each of the Non-Controlling Properties is owned by a Joint Venture in which neither the Company nor any of its Subsidiaries is a controlling entity.  For purposes of this Section 10.1(x), the term “control” shall mean, possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, however, that the rights of any Person to exercise Major Decision Rights under a Joint Venture shall not constitute or be deemed to constitute “control” for the purposes hereof.  “Controlling” and “controlled” shall have meanings correlative thereto.  For purposes of this Section 10.1(x), the term “Major Decision Rights” shall mean, the right to, directly or indirectly, approve, consent to, veto or exercise a vote in connection with a Person’s voting or other decision-making authority in respect of the collective rights, options, elections or obligations of such Person under a Joint Venture.

(y)           “Permitted Replacement Shares” means shares of New Common Stock, or notes mandatorily convertible into or exchangeable for shares of New Common Stock, that are sold for cash proceeds payable to the Company (net of all underwriting and other discounts, fees, and related consideration) of not less than $10.50 per share of New Common Stock (or in the case of notes, convertible or exchangeable at not less than $10.50 per share of New Common Stock).

(z)            “Pershing Agreement”  means that certain Stock Purchase Agreement, dated as of March 31, 2010, as amended, between GGP and Pershing Square Capital Management, L.P. on behalf of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (together, “Pershing”).

(aa)         “Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

(bb)         “Proportionally Consolidated Debt”  means consolidated Debt of the Company less (1) all Debt of Subsidiaries of the Company that are not wholly-owned and other Persons in which the Company, directly or indirectly, holds a minority interest, to the extent such Debt is included in consolidated Debt, plus (2) the Company’s share of Debt for each non-wholly owned Subsidiary of the Company and each other Persons in which the Company, directly or indirectly, holds a minority interest based on the company’s pro-rata economic interest in each such Subsidiary or Person or, to the extent to which the Company is directly or indirectly (through one or more Subsidiaries or Persons) liable for a percent of such Debt that is greater than such pro-rata economic interest in such Subsidiary or Person, such larger amount; provided, however, for purposes of calculating Proportionally Consolidated Debt, the Debt of the Brazilian Entities shall be deemed to be $110,437,781.

(cc)         “Proportionally Consolidated Unrestricted Cash” means the consolidated Unrestricted Cash of the Company less (1) all Unrestricted Cash of Subsidiaries of the Company that are not wholly-owned and Persons in which the Company, directly or indirectly, owns a minority interest, to the extent such Unrestricted Cash is included in consolidated Unrestricted Cash of the Company, plus (2) the Company’s share of Unrestricted Cash for each non-wholly owned Subsidiary of the Company and Persons in which the Company, directly or indirectly, owns a minority interest based on the Company’s pro rata economic interest in each such Subsidiary or Person; provided, however, for purposes of calculating Proportionally Consolidated Unrestricted Cash, the Unrestricted Cash of the Brazilian Entities shall be deemed to be $82,000,000, provided, further, that any distributions of Unrestricted Cash made from the date of this Agreement to the Closing by Brazilian Entities to the Company or any of its Subsidiaries shall be disregarded for purposes of calculating Proportionally Consolidated Unrestricted Cash.

(dd)         “Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock or New Common Stock, as applicable.

(ee)         “Significant Subsidiaries” means the operating Subsidiaries of the Company that generated revenues in excess of $30,000,000 for the year ended December 31, 2009.

(ff)           “Subsidiary” means, with respect to a Person (including the Company), (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, (c) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (d) any other Person (other than a company) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

(gg)         “Tax Protection Agreements” means any written agreement to which the Company, its Operating Partnership or any other Subsidiary is a party pursuant to which: (i) in connection with the deferral of income Taxes of a holder of interests in the Operating Partnership, the Company, the Operating Partnership or the other Subsidiaries have agreed to (A) maintain a minimum level of Indebtedness or continue any particular Indebtedness, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner; and/or (ii) limited partners of the Operating Partnership have guaranteed Indebtedness of the Operating Partnership.

(hh)         “Termination Date” means December 31, 2010; provided, that if the Confirmation Order shall have been entered on or prior to December 15, 2010 but the Company, despite its commercially reasonable efforts, is unable to consummate the Closing on or prior to December 31, 2010, the Company may extend the Termination Date for so long as Closing by January 31, 2011 is feasible and the Company continues to diligently pursue Closing; provided, further, that the Termination Date shall not be extended beyond January 31, 2011.

(ii)           “Transactions” means the purchase of the Shares and the other transactions contemplated by this Agreement.

(jj)           “Unrestricted Cash” means all cash and Cash Equivalents of the Company and of the Subsidiaries of the Company, but excluding any cash or Cash Equivalents that are controlled by or subject to any lien, security interest or control agreement, other preferential arrangement in favor of any creditor or otherwise encumbered or restricted in any way.

(kk)         “Warrant Agreement” means that certain Warrant and Registration Rights Agreement, dated as of May 10, 2010, between General Growth Properties, Inc. and Mellon Investor Services LLC, as warrant agent (as the same may be amended from time to time).

ARTICLE XI

MISCELLANEOUS

SECTION 11.1  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (x) on the date delivered, if personally delivered; (y) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)           If to Purchaser, to:

Teacher Retirement System of Texas

1000 Red River Street
Austin, Texas  78701-2698
Attention:        Eric L. Lang and Richard Hall
Facsimile:        (512) 370-5103

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Attention:        D. Forrest Brumbaugh, Esq.
Facsimile:        (214) 855-8200

(b)           If to the Company, to:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, Illinois  60606
Attention:        Ronald L. Gern, Esq.
Facsimile:        (312) 960-5485

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:        Marcia L. Goldstein, Esq.
                        Frederick S. Green, Esq.
                        Gary T. Holtzer, Esq.
                        Malcolm E. Landau, Esq.
Facsimile:       (212) 310-8007

SECTION 11.2  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the previous sentence, this Agreement, or Purchaser’s rights, interests or obligations hereunder (including, without limitation, the right to receive any securities pursuant to the Transactions), may be assigned or transferred, in whole or in part, by Purchaser to one or more Affiliates of Purchaser; provided, that no such assignment shall release Purchaser from its obligations hereunder to be performed by Purchaser on or prior to the Closing Date.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.  Notwithstanding the foregoing, or any other provisions herein to the contrary, no Purchaser may assign any of its rights, interests or obligations under this Agreement to the extent such assignment would preclude the applicable securities Laws exemptions from being available or such assignment would cause a failure of the closing condition in Section 7.1(u) of the Brookfield Agreement.

SECTION 11.3  Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

SECTION 11.4  Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS.  EACH PARTY HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

SECTION 11.5  Company Disclosure Letter.  The Company Disclosure Letter shall be arranged to correspond to the Articles and Sections of this Agreement, and the disclosure in any portion of the Company Disclosure Letter shall qualify the corresponding provision in ARTICLE II and any other provision of ARTICLE II to which it is reasonably apparent on the face of the disclosure that such disclosure relates.  No disclosure in the Company Disclosure Letter relating to any possible non-compliance, breach or violation of any Contract or Law shall be construed as an admission that any such non-compliance, breach or violation exists or has actually occurred.  In the Company Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement and (b) the Section numbers correspond to the Section numbers in this Agreement.

SECTION 11.6  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

SECTION 11.7  Expenses.  Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 11.8  Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

SECTION 11.9  Construction.

(a)           The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)           Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; (vii) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement; and (viii) the term “beneficially own” shall have the meaning determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof; provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions. The terms “beneficial ownership” and “beneficial owner” have correlative meanings.

SECTION 11.10  Adjustment of Share Numbers and Prices.  The number of Shares to be purchased by Purchaser at the Closing pursuant to ARTICLE I, the Per Share Purchase Price and any other number or amount contained in this Agreement which is based upon the number or price of shares of GGP shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Common Stock or New Common Stock that occurs during the period between the date of this Agreement and the Closing.  In addition, if at any time prior to the Closing, the Company shall declare or make a dividend or other distribution whether in cash or property (other than a dividend or distribution payable in common stock of the Company, as applicable, the GGO Share Distribution (as defined in the Brookfield Agreement) or a distribution of rights contemplated by the Investment Agreements), the Per Share Purchase Price, shall be proportionally adjusted thereafter by the Fair Market Value (as defined in the Warrant Agreement) per share of the dividend or distribution.

SECTION 11.11  Certain Remedies.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement.

(b)           To the fullest extent permitted by applicable law, the parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspect to exist in its favor, against any other party and its respective Affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transaction or the transactions contemplated hereby or thereby.

SECTION 11.12  Bankruptcy Matters.  For the avoidance of doubt, all obligations of the Company and its Subsidiaries in this Agreement are subject to and conditioned upon (a) with respect to obligations contained in the Approval Order, entry of the Approval Order, and (b) with respect to the remainder of the provisions hereof, entry of the Confirmation Order.

SECTION 11.13  Purchaser’s Status as an Entity of the State of Texas.  Purchaser has advised the Company that some of Purchaser’s contractual obligations under this Agreements may be limited by, and the Company agrees that, the Purchaser’s obligations hereunder are made subject to Texas Law applicable to Purchaser as an entity of the State of Texas, including, without limitation, principles of sovereign immunity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

TEACHER RETIREMENT SYSTEM OF TEXAS

By:	/s/ Richard Hall
Name:	Richard Hall
Title:	Director

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Adam S. Metz
Name	Adam S. Metz
Title:	Chief Executive Officer

[SIGNATURE PAGE OF STOCK PURCHASE AGREEMENT]